Exhibit 99.1

Nexity Bank Announces Creation of Nexity Capital Management, LLC and Hiring of Investment Professional to Manage Subsidiary

BIRMINGHAM, Ala.--(BUSINESS WIRE)--Nexity Financial Corporation (NASDAQ: NXTY), a $957 million bank holding company headquartered in Birmingham, AL, is forming Nexity Capital Management, LLC to manage and oversee a private investment partnership (“the Fund”) that will pursue investment opportunities in the financial services sector nationally.

Nexity Financial has hired John A. Pandtle, CFA, to serve as President and Managing Director of Nexity Capital Management, LLC. Mr. Pandtle has 15 years of investment experience in the banking sector, including roles in investment management with Eagle Asset Management and as an equity research analyst most recently with Raymond James, and previously, with The Robinson-Humphrey Company.

Nexity Financial Chairman and CEO, Greg Lee said, “We are excited to announce the creation of the Fund as well as having John join our team to further meet the needs of our current and growing community bank clientele. John brings extensive financial sector investment expertise to Nexity.” Capitalizing on Nexity’s correspondent banking relationships and extensive experience in providing services in the community banking sector, the Fund will primarily focus on publicly traded and privately held community banks and thrifts located throughout the United States.

“A Fund compliments current capital services offered by Nexity’s Correspondent Services to de novo and mature community banks. Often our team of professionals is involved with bank organizers at the initial formation stages of a de novo or is offering alternatives for longer term strategic alternatives for growth or exit strategies of existing banks.”

John Pandtle added, “While earnings and equity valuations in the financial services industry will likely remain under pressure during the next several months, we believe the ongoing market turmoil is beginning to create compelling long-term investment opportunities in select publicly traded and privately held financial institutions.”

About Nexity Financial Corporation

Nexity Financial Corporation is a $957 million commercial bank offering deposit products nationwide consisting of money markets, checking accounts and online access. Nexity generates the majority of its income through wholesale correspondent banking activities. Nexity is headquartered in Birmingham, Alabama. Customer Service Representatives can be reached at 1-877-738-6391. To learn more about Nexity Bank please visit www.nexitybank.com.

Caution About Forward-Looking Statements

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Nexity Financial Corporation notes that any statements in this press release and elsewhere that are not historical facts are "forward-looking statements." The words "expect," "anticipate," "intend," "consider," "plan," "believe," "seek," "should," "estimate" and similar expressions are intended to identify such forward-looking statements, but other statements may constitute forward-looking statements. These forward-looking statements involve risks and uncertainties, including the risk that investment opportunities in the financial services community will not develop and correspondent customers may not have the anticipated interest in the Fund, that may cause Nexity's actual results of operations to differ materially from expected results. For a discussion of risks and uncertainties, see Nexity's Annual Report on Form 10-K for the fiscal year ended December 31, 2006 as well as its other filings with the U. S. Securities and Exchange Commission. Nexity assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Nothing in this press release constitutes an offer to sell any security nor a solicitation of an offer to purchase any security.

CONTACT:
Nexity Financial Corporation
John A. Pandtle, 813-288-4670